Exhibit 99.1

CONTACT:

Mackenzie Aron, VP Investor Relations

(480) 734-2060

investor@taylormorrison.com

Taylor Morrison Reports First Quarter 2022 Results, Including a 92 Percent Year-Over-

Year Increase in Diluted Earnings per Share to $1.44

SCOTTSDALE, Ariz., April 27, 2022—Taylor Morrison Home Corporation (NYSE: TMHC), a leading national land developer and homebuilder, announced results for the first quarter ended March 31, 2022. Reported net income of $177 million and $1.44 per diluted share increased 80 percent and 92 percent, respectively, from the first quarter of 2021.

The Company’s first quarter 2022 included the following results, as compared to the prior-year quarter:

•	Home closings revenue increased 21 percent to $1.6 billion.

•	Home closings gross margin improved 450 basis points to 23.1 percent.

•	SG&A as a percentage of home closings revenue improved 120 basis points to 9.6 percent.

•	Backlog decreased seven percent to 9,400 sold homes with an average price of $659,000, up 24 percent.

•	Homebuilding lot supply increased five percent to approximately 77,000 total lots owned and controlled.

•	Controlled lots as a percentage of total lot supply increased approximately 700 basis points to 39 percent.

•	Repurchased 1.9 million shares outstanding for $58 million.

•	Return on equity improved 860 basis points to 19.1 percent.

“We are pleased to share the results of our first quarter performance, which exceeded our expectations across each of our key operating metrics. Among the highlights, our home closings gross margin improved 450 basis points year over year to the strongest level since 2013, our SG&A percentage declined 120 basis points to the lowest first quarter level ever and our return on equity improved nearly 900 basis points to the highest return since 2013, prior to the start of our transformational acquisition journey,” said Sheryl Palmer, Taylor Morrison Chairman and CEO.

“To achieve these record results despite the challenges facing our industry from ongoing supply chain constraints and the swift rise in mortgage rates is a reflection of our team’s dedication and the increasing operational and financial benefits of our enhanced scale and strategy. As a result of this continued execution and the visibility into our backlog of 9,400 sold homes, we are reaffirming our full-year delivery guidance of 14,000 to 15,000 homes and once again raising our outlook for our 2022 home closings gross margin, which we now expect to improve by more than 400 basis points to at least 24.5 percent. Combined with strong cost leverage and the success of our land-lighter strategy, we are also raising our 2022 return on equity expectation to the mid-to-high 20 percent range,” said Palmer.

“Demand in the first quarter and thus far in April was resilient, particularly among our core move-up and 55-plus active lifestyle consumers. While we are closely monitoring the impact of higher interest rates and taking proactive steps to mitigate risk and provide confidence to our customers, we are well positioned given the creditworthiness of our homebuyers, diversification of our portfolio and strength of our prime land portfolio, of which the majority was negotiated or contracted before the significant run-up in land prices over the last 18 months,” Palmer said. “Additionally, our backlog is strongly committed with average deposits of approximately $57,000 or nearly nine percent per unit and our cancellation rates remained well below historical averages at just six percent.”

“During the quarter, we continued to prioritize production over sales and successfully accelerated our construction starts pace to 4.2 homes per community per month to put nearly all our anticipated full-year home closings into production earlier than normal to offset extended cycle times. In addition, our emphasis on product and process refinement is allowing us to navigate the unpredictable supply environment and control costs, as evidenced by our strengthened gross margin outlook,” said Lou Steffens, Executive Vice President and Chief Financial Officer.

“Our well-capitalized balance sheet is strong, with over $1 billion of liquidity and declining leverage. We recently extended the maturity of our revolving credit facility and remain on track to reduce our net debt-to-capital ratio to the mid-20 percent range by year-end while also continuing to opportunistically deploy excess capital to repurchase shares outstanding,” said Steffens.

Business Highlights (All comparisons are of the current quarter to the prior-year quarter, unless indicated.)

Homebuilding

•

Home closings revenue increased 21 percent to $1.6 billion, driven by a 23 percent increase in average closing price to $594,000, which more than offset a two percent decline in home closings to 2,768.

•

Home closings gross margin improved 450 basis points to 23.1 percent, primarily reflecting improved operating efficiencies, acquisition synergies and pricing power in excess of inflationary cost pressure.

•	SG&A as a percentage of home closings revenue declined 120 basis points to 9.6 percent due to improved operating leverage and lower broker commissions.

•

Net sales orders of 3,054 were down 32 percent compared to the record sales volume experienced in the first quarter of 2021 due to a lower community count and decline in the monthly absorption pace to 3.1 net sales orders per community. While demand remained strong across consumer groups and price points during the quarter, the Company continued to strategically manage sales in the majority of its community to manage production capacity and optimize profitability.

•

Average net sales order price increased 24 percent to $683,000, reflecting robust pricing power, increased lot and option revenue and a greater penetration of move-up and 55-plus active lifestyle transactions versus entry-level sales compared to a year ago.

•	Backlog at quarter end was 9,400 sold homes, down seven percent, with a sales value of $6.2 billion, up 16 percent.

Land Portfolio

•	Investment in homebuilding land acquisition and development totaled $394 million, down from $549 million.

•	Homebuilding lot supply was approximately 77,000 owned and controlled homesites, up five percent.

•	Controlled homebuilding lots as a percentage of total lot supply was 39 percent, up from 32 percent.

•	Based on trailing twelve-month home closings, total homebuilding lots represented 3.5 years of owned supply and 5.6 years of total supply.

Financial Services

•	The mortgage capture rate equaled 72 percent.

•	Borrowers had an average credit score of 753 and debt-to-income ratio of 37 percent.

Balance Sheet

•

At quarter end, total available liquidity was approximately $1.4 billion, including $569 million of unrestricted cash and $847 million of undrawn capacity on the Company’s corporate revolving credit facilities.

•	Net homebuilding debt-to-capital equaled 35.7 percent.

•	The Company repurchased 1.9 million of its outstanding shares for $58 million. At quarter end, the Company had $172 million remaining on its share repurchase authorization.

Business Outlook

Second Quarter 2022

•	Ending active community count is expected to be between 310 to 315

•	Home closings are expected to be between 3,000 to 3,200

•	GAAP home closings gross margin is expected to be approximately 24 percent

•	Effective tax rate is expected to be approximately 24 percent

•	Diluted share count is expected to be approximately 122 million

Full Year 2022

•	Ending active community count is expected to be around 350

•	Home closings are expected to be between 14,000 to 15,000

•	GAAP home closings gross margin is now expected to be at least 24.5 percent

•	Average sales price is now expected to be at least $625,000

•	SG&A as a percentage of home closings revenue is now expected to be in the mid-to-high eight percent range

•	Effective tax rate is now expected to be approximately 24 percent

•	Diluted share count is now expected to be approximately 122 million

•	Homebuilding land and development spend is expected to be between $2.3 to 2.4 billion

Quarterly Financial Comparison

($ in thousands)	Q1 2022	Q1 2021	Q1 2022 vs. Q1 2021
Total Revenue	$1,703,124	$1,417,812	20.1%
Home Closings Revenue	$1,644,409	$1,363,429	20.6%
Home Closings Gross Margin	$379,435	$253,187	49.9%
	23.1%	18.6%	450 bps increase
SG&A	$157,265	$147,505	6.6%
% of Home Closings Revenue	9.6%	10.8%	120 bps leverage

Earnings Conference Call Webcast

A public webcast to discuss the Company’s first quarter 2022 earnings will be held later today at 8:30 a.m. EST. A live audio webcast of the conference call will be available on Taylor Morrison’s website at investors.taylormorrison.com under the Events & Presentations tab. For call participants, the dial-in number is (844) 200-6205 and conference ID is 671019. The call will be recorded and available for replay on the Company’s website later today and will be available for one year from the date of the original earnings call.

About Taylor Morrison

Headquartered in Scottsdale, Arizona, Taylor Morrison is one of the nation’s leading homebuilders and developers. We serve a wide array of consumers from coast to coast, including first-time, move-up, luxury, and 55-plus active lifestyle homebuyers under our family of brands—including Taylor Morrison, Esplanade, Darling Homes Collection by Taylor Morrison, and Christopher Todd Communities built by Taylor Morrison. From 2016-2022, Taylor Morrison has been recognized as America’s Most Trusted® Builder by Lifestory Research. Our strong commitment to sustainability, our communities, and our team is highlighted in our latest Environmental, Social, and Governance (ESG) Report on our website.

Forward-Looking Statements

This earnings summary includes “forward-looking statements.” These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words ““anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “may,” “will,” “can,” “could,” “might,” “should” and similar expressions identify forward-looking statements, including statements related to expected financial, operating and performance results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect our business in the future.

Such risks, uncertainties and other factors include, among other things: the scale and scope of the ongoing COVID-19 pandemic; changes in general and local economic conditions; slowdowns or severe downturns in the housing market; homebuyers’ ability to obtain suitable financing; increases in interest rates, taxes or government fees; shortages in, disruptions of and cost of labor; higher cancellation rates of existing agreements of sale; competition in our industry; any increase in unemployment or underemployment; inflation or deflation; the seasonality of our business; the physical impacts of climate change and the increased focus by third-parties on sustainability issues; our ability to obtain additional performance, payment and completion surety bonds and letters of credit; significant home warranty and construction defect claims; our reliance on subcontractors; failure to manage land acquisitions, inventory and development and construction processes; availability of land and lots at competitive prices; decreases in the market value of our land inventory; new or changing government regulations and legal challenges; our compliance with environmental laws and regulations regarding climate change; our ability to sell mortgages we originate and claims on loans sold to third parties; governmental regulation applicable to our financial services and title services business; the loss of any of our important commercial lender relationships; our ability to use deferred tax assets; raw materials and building supply shortages and price fluctuations; our concentration of significant operations in certain geographic areas; risks associated with our unconsolidated joint venture arrangements; information technology failures and data security breaches; costs to engage in and the success of future growth or expansion of our operations or acquisitions or disposals of businesses; costs associated with our defined benefit and defined contribution pension schemes; damages associated with any major health and safety incident; our ownership, leasing or occupation of land and the use of hazardous materials; existing or future litigation, arbitration or other claims; negative publicity or poor relations with the residents of our communities; failure to recruit, retain and develop highly skilled, competent people; utility and resource shortages or rate fluctuations; constriction of the capital markets; risks related to our substantial debt and the agreements governing such debt, including restrictive covenants contained in such agreements; our ability to access the capital markets; the risks associated with maintaining effective internal controls over financial reporting; provisions in our charter and bylaws that may delay or prevent an acquisition by a third party; and our ability to effectively manage our expanded operations.

In addition, other such risks and uncertainties may be found in our most recent annual report on Form 10-K and our subsequent quarterly reports filed with the Securities and Exchange Commission (SEC) as such factors may be updated from time to time in our periodic filings with the SEC. We undertake no duty to update any forward-looking statement, whether as a result of new information, future events or changes in our expectations, except as required by applicable law.

Taylor Morrison Home Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts, unaudited)

	Three Months Ended March 31,
	2022	2021
Home closings revenue, net	$1,644,409	$1,363,429
Land closings revenue	15,610	4,889
Financial services revenue	35,199	44,065
Amenity and other revenue	7,906	5,429

Total revenues	1,703,124	1,417,812
Cost of home closings	1,264,974	1,110,242
Cost of land closings	14,364	4,027
Financial services expenses	24,214	23,999
Amenity and other expense	6,444	5,103

Total cost of revenues	1,309,996	1,143,371
Gross margin	393,128	274,441
Sales, commissions and other marketing costs	89,123	85,952
General and administrative expenses	68,142	61,553
Equity in income of unconsolidated entities	(1,831)	(5,661)
Interest expense/(income), net	4,252	(119)
Other expense, net	542	975

Income before income taxes	232,900	131,741
Income tax provision	54,439	29,298

Net income before allocation to non-controlling interests	178,461	102,443
Net income attributable to non-controlling interests - joint ventures	(1,758)	(4,422)

Net income available to Taylor Morrison Home Corporation	$176,703	$98,021

Earnings per common share
Basic	$1.46	$0.76
Diluted	$1.44	$0.75
Weighted average number of shares of common stock:
Basic	121,186	128,883
Diluted	122,657	131,246

Taylor Morrison Home Corporation

Condensed Consolidated Balance Sheets

(In thousands)

	March 31, 2022	December 31, 2021
Assets
Cash and cash equivalents	$569,249	$832,821
Restricted cash	1,578	3,519

Total cash, cash equivalents, and restricted cash	570,827	836,340
Owned inventory	5,699,709	5,444,207
Consolidated real estate not owned	43,418	55,314

Total real estate inventory	5,743,127	5,499,521
Land deposits	260,861	229,535
Mortgage loans held for sale	229,651	467,534
Derivative assets	5,501	2,110
Lease right of use assets	85,582	85,863
Prepaid expenses and other assets, net	271,180	314,986
Other receivables, net	155,660	150,864
Investments in unconsolidated entities	173,231	171,406
Deferred tax assets, net	151,240	151,240
Property and equipment, net	207,918	155,181
Goodwill	663,197	663,197

Total assets	$8,517,975	$8,727,777

Liabilities
Accounts payable	$225,312	$253,348
Accrued expenses and other liabilities	416,881	525,209
Lease liabilities	94,405	96,172
Income taxes payable	15,350	—
Customer deposits	540,916	485,705
Estimated development liabilities	38,522	38,923
Senior notes, net	2,452,311	2,452,322
Loans payable and other borrowings	395,400	404,386
Revolving credit facility borrowings	—	31,529
Mortgage warehouse borrowings	200,662	413,887
Liabilities attributable to consolidated real estate not owned	43,418	55,314

Total liabilities	$4,423,177	$4,756,795
Stockholders’ Equity
Total stockholders’ equity	4,094,798	3,970,982

Total liabilities and stockholders’ equity	$8,517,975	$8,727,777

Homes Closed and Home Closings Revenue, Net:

	Three Months Ended March 31,
	Homes Closed			Home Closings Revenue, Net			Average Selling Price
($ in thousands)	2022	2021	Change	2022	2021	Change	2022	2021	Change
East	937	1,052	(10.9)%	$505,998	$445,885	13.5%	$540	$424	27.4%
Central	664	691	(3.9)	368,575	320,177	15.1	555	463	19.9
West	1,167	1,078	8.3	769,836	597,367	28.9	660	554	19.1

Total	2,768	2,821	(1.9)%	$1,644,409	$1,363,429	20.6%	$594	$483	23.0%

Net Sales Orders:

	Three Months Ended March 31,
	Net Sales Orders			Sales Value			Average Selling Price
($ in thousands)	2022	2021	Change	2022	2021	Change	2022	2021	Change
East	1,027	1,777	(42.2)%	$606,210	$878,584	(31.0)%	$590	$494	19.4%
Central	887	1,072	(17.3)	583,279	583,482	—	658	544	21.0
West	1,140	1,643	(30.6)	895,730	1,010,767	(11.4)	786	615	27.8

Total	3,054	4,492	(32.0)%	$2,085,219	$2,472,833	(15.7)%	$683	$550	24.2%

Sales Order Backlog:

	As of March 31,
	Sold Homes in Backlog			Sales Value			Average Selling Price
($ in thousands)	2022	2021	Change	2022	2021	Change	2022	2021	Change
East	3,309	3,560	(7.1)%	$2,002,530	$1,753,135	14.2%	$605	$492	23.0%
Central	3,010	2,779	8.3	1,962,538	1,463,453	34.1	652	527	23.7
West	3,081	3,735	(17.5)	2,232,878	2,120,260	5.3	725	568	27.6

Total	9,400	10,074	(6.7)%	$6,197,946	$5,336,848	16.1%	$659	$530	24.3%

Ending Active Selling Communities:

	As of
	March 31, 2022	Dec. 31, 2021	Change
East	121	123	(1.6)%
Central	106	102	3.9
West	97	105	(7.6)

Total	324	330	(1.8)%

Reconciliation of Non-GAAP Financial Measures

In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”), we have provided information in this press release relating to: (i) EBITDA and adjusted EBITDA and (ii) net homebuilding debt to capitalization ratio.

EBITDA and Adjusted EBITDA are non-GAAP financial measures that measure performance by adjusting net income before allocation to non-controlling interests to exclude interest expense/(income), net, amortization of capitalized interest, income taxes, depreciation and amortization (EBITDA) and non-cash compensation expense, if any. Net homebuilding debt to capitalization ratio is a non-GAAP financial measure we calculate by dividing (i) total debt, less unamortized debt issuance premiums, net, and mortgage warehouse borrowings, net of unrestricted cash and cash equivalents, by (ii) total capitalization (the sum of net homebuilding debt and total stockholders’ equity).

Management uses these non-GAAP financial measures to evaluate our performance on a consolidated basis, as well as the performance of our regions, and to set targets for performance-based compensation. We also use the ratio of net homebuilding debt to total capitalization as an indicator of overall leverage and to evaluate our performance against other companies in the homebuilding industry. In prior periods, we have disclosed additional non-GAAP financial measures beyond those listed above, including (i) adjusted net income and adjusted earnings per share, (ii) adjusted income before income taxes and related margin and (iii) adjusted home closings gross margin. However, in the periods presented herein, no transactions exist to warrant presenting such measures. In the future, we may include additional adjustments in the above-described non-GAAP financial measures to the extent we deem them appropriate and useful to management and investors.

We believe that EBITDA and adjusted EBITDA are useful for investors in order to allow them to evaluate our operations without the effects of various items we do not believe are characteristic of our ongoing operations or performance and also because such metrics assist both investors and management in analyzing and benchmarking the performance and value of our business. Adjusted EBITDA also provides an indicator of general economic performance that is not affected by fluctuations in interest rates or effective tax rates, levels of depreciation or amortization, or unusual items. Because we use the ratio of net homebuilding debt to total capitalization to evaluate our performance against other companies in the homebuilding industry, we believe this measure is also relevant and useful to investors for that reason.

These non-GAAP financial measures should be considered in addition to, rather than as a substitute for, the comparable U.S. GAAP financial measures of our operating performance or liquidity. Although other companies in the homebuilding industry may report similar information, their definitions may differ. We urge investors to understand the methods used by other companies to calculate similarly-titled non-GAAP financial measures before comparing their measures to ours.

EBITDA and Adjusted EBITDA Reconciliation

	Three Months Ended March 31,
($ in thousands)	2022	2021
Net income before allocation to non-controlling interests	$178,461	$102,443
Interest expense/(income), net	4,252	(119)
Amortization of capitalized interest	30,430	27,325
Income tax provision	54,439	29,298
Depreciation and amortization	1,930	1,910

EBITDA	$269,512	$160,857
Non-cash compensation expense	6,863	5,682

Adjusted EBITDA	$276,375	$166,539

Total revenues	$1,703,124	$1,417,812
Net income before allocation to non-controlling interests as a percentage of total revenues	10.5%	7.2%
EBITDA as a percentage of total revenues	15.8%	11.3%
Adjusted EBITDA as a percentage of total revenues	16.2%	11.7%

Net Homebuilding Debt to Capitalization Ratio Reconciliation

($ in thousands)	As of March 31, 2022	As of December 31, 2021
Total debt	$3,048,373	$3,302,124
Less unamortized debt issuance premiums, net	2,311	2,322
Less mortgage warehouse borrowings	200,662	413,887

Total homebuilding debt	$2,845,400	$2,885,915
Less cash and cash equivalents	569,249	832,821

Net homebuilding debt	$2,276,151	$2,053,094
Total equity	4,094,798	3,970,982

Total capitalization	$6,370,949	$6,024,076

Net homebuilding debt to capitalization ratio	35.7%	34.1%